UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2012

Progressive Care Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-52684	32-0186005
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1111 Park Center Blvd., Suite 202 Miami Gardens, FL 33169
(Address of principal executive offices)

786-657-2060
(Registrant’s telephone number, including area code)

☐     Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 11, 2012, Progressive Care, Inc., a Delaware corporation (the “Company”) received written notice of the resignation of Andy Subachan as a director of the Company, effective immediately.  On the same date, Mr. Subachan’s employment as the Chief Operating Officer was terminated by the Company, also effective immediately.  The Company is in discussions with Mr. Subachan to divest himself of his shares of common stock in the Company.

The Company took these immediate actions after it was notified that Mr. Subachan had plead guilty to violating federal health care anti-kickback statutes.  The violations occurred at an assisted living facility owned and managed by Mr. Subachan and completely unrelated to the Company and its business.  However, as a result of Mr. Subachan being a control shareholder, officer, and director of the Company, PharmCo (the Company’s wholly owned subsidiary), received a letter on June 9, 2012, from the State of Florida Agency for Health Care Administration (“AHCA”) terminating PharmCo's participation in the state’s Medicaid program. PharmCo believes the termination is unwarranted and is filing a Petition for Formal Hearing. On June 12, 2012, PharmCo was verbally advised by the staff at AHCA that no termination of the ability to bill for Medicaid goods and services will be effected pending the outcome of a hearing before AHCA regarding this matter. In addition, PharmCo’s pharmacy has been allowed to continue to conduct Medicaid related business under its Medicaid provider number (i.e. is still dispensing Medicaid prescriptions, etc.).

Based upon the language contained in Section 409.913 of the Florida Statutes, if neither the Company nor PharmCo participated or acquiesced in the violations relating to Mr. Subachan’s plea, Pharmco should not be terminated from Florida's Medicaid Program. In fact, neither the Company nor PharmCo knew of, in any way participated, or assisted in the violations which led to Mr. Subachan’s plea.  Even though neither PharmCo nor the Company was involved in any activities related Mr. Subachan’s plea and took no actions that would be considered grounds for termination under Section 409. 913 of Florida Statutes, the decision of whether or not to terminate PharmCo’s participation will ultimately be made by AHCA. In the event AHCA determines that PharmCo’s participation in the Florida Medicaid Program would not be in the public interest, the loss of Medicaid related business would materially adversely affect the Company. Medicaid billing represents a significant portion of the Company’s revenues and as such is not easily replaceable.

The Company believes that PharmCo’s participation in the Florida Medicaid program will be preserved and that it is not in the public interest to terminate PharmCo from the Florida Medicaid Program based on the unrelated actions of Mr. Subachan, yet no assurance can be given as to what action AHCA may take.  The Company furthers believes that the remedial actions it has taken regarding separating itself from Mr. Subachan have been timely and appropriate, and that it is a positive sign that PharmCo's Medicaid provider number is still active. The Company is further encouraged that the AHCA staff has advised PharmCo that no termination of the ability to bill Medicaid for these goods and services will be effected pending the outcome of a hearing before it regarding this matter.

Item 9.01 Financial Statements and Exhibits.

Not applicable

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROGRESSIVE CARE, INC.

Date: June 15, 2012	By:	/s/ Avraham A. Friedman
Name: Avraham A. Friedman
Title: Chief Executive Officer